UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION NO. 333-204415
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GIBRALTAR INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	16-1445150
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)
3556 Lake Shore Road, P.O. Box 2028 Buffalo, New York	14219-0228
(address of principal executive offices)	(zip code)
Gibraltar Industries, Inc. 2015 Equity Incentive Plan
(Full title of the plan)
Kenneth W. Smith
Senior Vice President and Chief Financial Officer
Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (716) 826-6500
Copy To:
Michael E. Storck, Esq.
Lippes Mathias Wexler Friedman LLP
665 Main Street, Suite 300
Buffalo, New York 14203
(716) 853-5100
CALCULATION OF REGISTRATION FEE
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer”, and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	(1)	(1)	(1)	N/A (1)

(1)
This Post-Effective Amendment No. 1 to Registration Statement No. 333-204415 does not register any additional shares. This Post-Effective Amendment No. 1 pertains to the 1,250,000 shares registered on Form S-8 Registration Statement No. 333-204415 ("Registration Statement"). The filing fees for the 1,250,000 sharesis Post-Effective Amendment No. 1 and were paid when the Registration Statement was filed on May 22, 2015.

EXPLANATORY NOTES
On May 22, 2015, Gibraltar Industries, Inc. (the “Registrant”) filed a Registration Statement with a reoffer prospectus in Part I thereof under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-8 (Registration No. 333-204415) registering 1,250,000 shares of the Registrant’s common stock $0.01 par value, for issuance under the Registrant’s 2015 Equity Incentive Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of our Registration Statement on Form S-8 (Registration Nos. 333-204415), except as otherwise set forth herein.
This Registration Statement includes a reoffer prospectus in Part I (the “Revised Reoffer Prospectus”), which has been revised to update the reoffer prospectus that was filed with the Registrant’s Form S-8 Registration Statement No. 333-204415. The Revised Reoffer Prospectus has been prepared in accordance with General Instruction C of Form S-8 and the requirements of Part I of Form S-3, and may be used for reoffers of shares of common stock (acquired or to be acquired pursuant to awards granted under the Plan) that are defined as “control securities” or “restricted securities” under General Instruction C of Form S-8.
The names of persons selling shares under the Revised Reoffer Prospectus and the amount of such shares are set forth below under the caption “Selling Stockholders” to the extent we presently have such information. However, other affiliate selling stockholders may elect to sell shares under the Revised Reoffer Prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, we will supplement the Revised Reoffer Prospectus with that information. In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lesser of 1,000 shares or 1% of our common stock issuable under the Plan may resell restricted securities issued under the Plan up to that amount under the Revised Reoffer Prospectus without being named therein. Any securities covered by the Revised Reoffer Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Revised Reoffer Prospectus.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I of this Registration Statement will be sent or given without charge to all persons who participate in the Plan, as specified by Rule 428(b)(1) of the Securities Act. These documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement. Requests should be directed to: Attention: Timothy F. Murphy, Gibraltar Industries, Inc., 3556 Lake Shore Road, P.O. Box 2028, Buffalo, NY 14219-0228 at (716) 826-6500.
The Reoffer Prospectus described in the Explanatory Notes begins on the following page.

REOFFER PROSPECTUS
128,584 Shares of Common Stock

This reoffer prospectus relates to the reoffer and resale of up to 128,584 shares of common stock, par value $0.01 per share, of Gibraltar Industries, Inc., issuable pursuant to the terms of our 2015 Equity Incentive Plan as amended (the “Plan”), which may be offered for sale from time to time by certain of our stockholders (“Selling Stockholders”), who have acquired or in some cases may hereafter acquire shares under the Plan, as described below under the caption “Selling Stockholders.” We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus. These Selling Stockholders may resell all, a portion, or none of the shares of common stock to which this reoffer prospectus relates from time to time. The names of the Selling Stockholders and the amount of such shares are set forth below under the caption “Selling Stockholders” to the extent we presently have such information. However, other affiliate selling stockholders may elect to sell shares under this reoffer prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, we will supplement this reoffer prospectus with that information. In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lessor of 1,000 shares or 1% of our common stock issuable under the Plan may resell restricted securities issued under the Plan up to that amount under this reoffer prospectus without being named herein. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus. See “Selling Stockholders” beginning on page 8.
This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act of 1933, as amended (the “Securities Act”) to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. Each Selling Stockholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.
You should carefully read this reoffer prospectus, including the information it incorporates by reference, and any accompanying prospectus supplement before making a decision to purchase shares from the Selling Stockholders. The shares of common stock registered hereby may be sold from time to time directly by, or on behalf of, each of the Selling Stockholders in one or more transactions on the NASDAQ Stock Exchange Global Select Market® or on any other stock exchange on which our common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each Selling Stockholders will be borne by that Selling Stockholder. See “Plan of Distribution” beginning on page 12.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.
Our common stock is listed on the NASDAQ Stock Exchange Global Select Market® under the trading symbol “ROCK.” On May 12, 2016, the last reported sale price of our common stock on the NASDAQ Stock Exchange Global Select Market® was $27.91 per share.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE
The date of this reoffer prospectus is May 13, 2016.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this reoffer prospectus and the documents incorporated by reference herein, other than historical statements, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based, in whole or in part, on current expectations, estimates, forecasts, and projections about the Company’s business, and management’s beliefs about future operations, results, and financial position. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “estimates,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, competition, strategies and the industry in which we operate.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this reoffer prospectus below and in the forward-looking statements and cautionary statements contained in the documents we incorporate by reference in this reoffer prospectus. Those factors should not be construed as exhaustive and should be read together with the other cautionary statements in “Risk Factors”.
Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this reoffer prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make herein speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
You should read this reoffer prospectus in its entirety, together with the information we incorporate by reference into this prospectus, with the understanding that actual results in the future may be materially different from what we presently expect. We will not update these forward-looking statements, even if our situation or expectations change in the future.
You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document may be used only where it is legal to sell the securities this reoffer prospectus covers. The information in this document may be accurate only on the date of this document.

BUSINESS OVERVIEW OF GIBRALTAR INDUSTRIES, INC.
This highlights important information about our business and about this reoffering. It does not include all information that is important to you in making a decision to purchase shares. For a more complete understanding of our business and the reoffering, you should read this entire reoffer prospectus, including the section entitled “Risk Factors” herein, together with our consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and other documents incorporated by reference into this reoffer prospectus.
Unless otherwise stated or the context otherwise requires, references in this reoffer prospectus to “Gibraltar,” “the Registrant,” “the Company,” “we,” “us,” and “our” refer to Gibraltar Industries, Inc. and its subsidiaries on a consolidated basis.
Our Business
Gibraltar is a leading manufacturer and distributor of products for industrial, transportation infrastructure, residential housing, renewable energy and resource conservation markets.
We serve customers primarily throughout North America, Europe and to a lesser extent Asia. Our customers include major home improvement retailers, wholesalers, industrial distributors, contractors, solar developers and commercial growers of plants. As of March 31, 2016, we operated 42 facilities in 22 states, Canada, England, Germany, China and Japan, giving us a base of operations to provide customer support, delivery, service and quality to a number of regional and national customers and providing us with manufacturing and distribution efficiencies in North America, as well as a presence in the European and Asian markets.
Our Strategy
Our strategy is targeted at delivering best-in-class, sustainable value creation for our shareholders for the long-term. This value-generating strategy is intended to drive a transformational change in the Company’s portfolio and its financial results. It has four key elements: operational excellence, product innovation, portfolio management, and acquisitions as a strategic accelerator.
Our Industry
The Company operates and reports its results in the following three reporting segments, entitled “Residential Products”, “Industrial and Infrastructure Products” and “Renewable Energy and Conservation”.
Our Residential Products segment focuses on new residential housing construction and residential repair and remodeling activity with products including roof and foundation ventilation products, mail and package storage products, rain dispersion products and roof ventilation accessories. Its products are sold through major retail home centers, building material wholesalers, buying groups, roofing distributors, and residential contractors.
Our Industrial and Infrastructure Products segment focuses on a variety of markets including discrete and process manufacturing, highway and bridge construction, and energy and power generation markets with products including fabricated bar grating for industrial flooring, expanded and perforated metal, plus expansion joints and structural bearings for roadways and bridges. This segment distributes its products through industrial, commercial and transportation contractors, industrial distributors and original equipment manufacturers.
Our Renewable Energy and Conservation segment focuses on the design, engineering, manufacturing and installation of solar racking systems and greenhouse structures. This segment's services and products are provided directly to end users and through product distribution channels.

RISK FACTORS
In addition to the other information set forth in this reoffer prospectus, including the documents and information we incorporate herein by reference, you should carefully consider the following risks. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected.
Macroeconomic factors outside of our control may adversely affect our business, our industry, and the businesses and industries of many of our customer and suppliers.
Macroeconomic factors have a significant impact on our business, including our ability to generate profitable margins, customer demand and the availability of credit and other capital. Our operations are subject to the effects of domestic and international economic conditions including government monetary and trade policies, as well as, the relative debt levels of the U.S. and the other countries which form the market for our products. The changing costs of energy, in particular the depressed price of oil plus other commodities, has, and will likely continue to, negatively impact demand for our bar grating and expanded metal products. In addition, the strengthening of the U.S. dollar impacts the prices we charge and costs we incur to export and import products. We are unable to predict the impact on our business of changes in domestic and international economic conditions. The construction market has shown signs of stabilizing. However, as discussed in this and prior reports, the markets in which we operate have been challenging over the past few years and the possibility remains that the domestic or global economies, or certain industry sectors of those economies that are key to our sales, may continue to be slow or could deteriorate, which could result in a corresponding decrease in demand for our products and negatively impact our results of operations and financial condition.
Our amount of leverage and debt service obligations could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations.
We had total indebtedness of $209.4 million as of March 31, 2016, of which $209.0 million is long-term debt. Our current level of indebtedness and the debt we may need to incur in the future to fund strategic acquisitions, investments or for other purposes could have significant consequences to our business, including the following:

•
Our interest expense could increase if interest rates increase because the loans under our Senior Credit Agreement bear interest at a floating rate. Depending on interest rates and debt maturities, a substantial portion of our cash flow from operations could be dedicated to paying principal, premium, if any, and interest on our indebtedness, thereby reducing funds available for our acquisition strategy and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness;

•	Our significant amount of debt could make us more vulnerable to changes in economic conditions and increases in prevailing interest rates;

•
Our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes may be limited;

•	Our indebtedness may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors which have less debt; and

•	Any increase in the amount of debt we have outstanding increases the risk of non-compliance with some of the covenants in our debt agreements which require us to maintain specific financial ratios.

Our debt instruments impose operational and financial restrictive covenants on us which restrict our ability to respond to changes or take certain actions and may adversely affect our operations.
The Senior Credit Agreement and the indenture governing our 6.25% Notes contain several financial and other restrictive covenants, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates; and

•	enter into agreements restricting our subsidiaries’ ability to pay dividends.
A significant decline in our operating income could cause us to violate these covenants. A covenant violation would require a waiver from our lenders, which could result in incurring additional financing fees that would be costly and adversely affect our profitability and cash flows. If a waiver was not provided, the lenders could elect to declare all amounts outstanding under such facilities to be immediately due and payable and terminate all commitments to extend further credit.

We make estimates in accounting for contracts and changes in these estimates may have significant impacts on our earnings.
Revenue representing approximately 22% of sales as of March 31, 2016 were accounted for using the percentage of completion, cost-to-cost method of accounting. Under this method, we recognize revenue as work progresses toward completion as determined by the ratio of cumulative costs incurred to date to estimated total contract costs at completion, multiplied by the total estimated contract revenue, less cumulative revenue recognized in prior periods. Changes in these required estimates could have a material adverse effect on sales and profits. Any adjustments are recognized in the period in which the change becomes known using the cumulative catch-up method of accounting. For contracts with anticipated losses at completion, we establish a provision for the entire amount of the estimated remaining loss and charge it against income in the period in which the loss becomes known. Amounts representing performance incentives, penalties, contract claims and the impacts of scope change negotiations are considered in estimating revenues, costs and profits when they can be reliably estimated and realization is considered probable. Due to the substantial judgmental estimates involved with this process, our actual results could differ materially or could be settled unfavorably from our estimates.

We rely on a few customers for a significant portion of our net sales. The loss of those customers would adversely affect our business.
Our ten largest customers accounted for approximately 31%, 34%, 31%, and 29%, of our net sales during the quarter ended March 31, 2016, and years ended December 31, 2015, 2014, and 2013, respectively, with our largest customer, a retail home improvement center, accounting for approximately 11% of our consolidated net sales during the quarter ended March 31, 2016 as well as the year ended December 31, 2015, and 12% of our consolidated net sales for both 2014 and 2013.
A loss of sales due to decreased demand from the construction market, the home repair and remodel market, any significant customer in these markets, or a decrease in the prices that we can realize from sales of our products to customers in these markets could adversely affect our profitability and cash flows. The end markets we serve have been and are expected to continue to be cyclical, with product demand based on numerous factors such as seasonal weather, availability of credit and capital, interest rates, general economic conditions, consumer confidence, unemployment levels, and other factors beyond our control. Although our customers periodically provide indications of their product needs and purchases, they generally purchase our products on an order-by-order basis, and the relationship, as well as particular orders, can be terminated at any time. The loss, bankruptcy, or significant decrease in business from any of our major customers would have a material adverse effect on our business, results of operations, and cash flows.
Our business is highly competitive and increased competition could reduce our gross profit, net income, and cash flow.
The principal markets that we serve are highly competitive. Competition is based primarily on product functionality, quality, price, raw material and inventory availability, and the ability to meet delivery schedules dictated by customers. We compete in our principal markets with companies of various sizes, some of which have greater financial and other resources than we do and some of which have better established brand names in the markets we serve. Increased competition could force us to lower our prices or to offer additional services or enhanced products at a higher cost to us, which could reduce our gross profit, net income, and cash flow and cause us to lose market share.

Our future operating results may be affected by fluctuations in raw material costs. We may not be able to pass on increased raw material costs to our customers.
Our principal raw materials are commodity products consisting of steel, aluminum, and resins, which we purchase from multiple primary suppliers. The commodity market as a whole is cyclical, and, at times, availability and pricing can be volatile due to a number of factors beyond our control, including general economic conditions, domestic and worldwide demand, labor costs, competition, import duties, tariffs, and currency exchange rates. This volatility can significantly affect our raw material costs.
In an environment of increasing raw material prices, competitive conditions will impact the amount of any commodity price increases we can pass on to our customers. In the event of rapidly decreasing raw material prices, we may be left to absorb the cost of higher cost inventory as customers receive reduced pricing related to decreases in raw material costs. To the extent we are unable to match our costs to purchase raw materials to prices given to our customers, the profitability of our business and resulting cash flows could be adversely affected.
We rely on subcontractors and suppliers to perform their contractual obligations
Some of our contracts with customers involve subcontracts with other companies, on which we rely for performing a portion of the services we provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by our subcontractors or customer concerns with the subcontractor. Failure by our subcontractors to satisfactorily provide on a timely basis the agreed-upon services or supplies may materially and adversely impact our ability to perform our obligations as the prime contractor. Similarly, failure by our suppliers to deliver raw materials, components or equipment parts from our suppliers may affect our ability to meet our customers' needs and may have an adverse effect upon our profitability. Failure of our raw materials or components to conform to our specification could also result in delays in our ability to timely deliver and may have an adverse impact on our relationships with our customers, and our ability to fully realize the revenue expected from sales to those customers.

Our strategy depends on identification, management and successful integration of future acquisitions
Historically, we have grown through a combination of internal growth plus external expansion through acquisitions. Although we intend to continue to seek additional acquisition opportunities in accordance with our business strategy, we cannot provide any assurance that we will be able to identify appropriate acquisition candidates, or, if we do, that we will be able to negotiate successfully the terms of an acquisition, finance the acquisition or integrate the acquisition into our existing operations. Failure to integrate any acquisition successfully may cause significant operating inefficiencies, incur unforeseen obligations, loss of customers, and could adversely affect our profitability. Consummating an acquisition could require us to raise additional funds through additional equity or debt financing. which could increase our interest expense and reduce our cash flows and available funds.

We are subject to information system security risks and cyber intrusions and other information system threats could materially adversely affect our business and results of operations.
We are dependent upon information systems technology and networks in connection with a variety of business activities, in which we distribute information internally and also to our customers and suppliers. We use this distributed information for a number of important functions, including among other things inventory procurement and control, management of production, scheduling of deliveries, human resource and legal compliance matters, and recording and reporting financial and other disclosures required by the SEC. In addition, we collect and store significant amounts of confidential data and information regarding our employees, customers and suppliers, some of which is personally identifiable. This information technology and data is subject to theft, damage, or interruption from a variety of sources, including but not limited to natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, malicious computer code, such as worms, viruses and Trojan horses, security breaches, and defects in design. Our ability to effectively manage our business depends upon the security, reliability and functionality of our information systems and networks.

We have taken various measures to manage our risks related to information system and network disruptions, to secure our systems and networks from damage from malicious computer code, and to prevent unauthorized access to our information systems and networks. Nevertheless, such measures cannot provide absolute security due to software defects, employee error, malfeasance, faulty password management, or other irregularities. Advanced cyber-security threats, sometimes developed and exploited by criminal enterprises and foreign government intelligence agencies, are constantly evolving to attack newly discovered flaws in the security design of software. The vendors of the software we use support their products by developing updates that address security flaws, but they may not become aware of the flaw until after a number of companies experience an intrusion through means of the flaw. Therefore we cannot assure you that we can detect or prevent all attempts to access our systems and networks and misappropriate or damage our data. A security breach, system failure, or corruption of our systems and networks could prevent us from conducting our business or otherwise negatively impact our operations and financial results. In addition, cyber attacks could threaten, or even impair, the integrity and value of our trade secrets and other sensitive intellectual property, as well as reveal personally identifiable information of our employees and customers.

Systems integration and implementation issues could disrupt our internal operations.
In connection with the acquisitions we make, we customarily must integrate legacy information technology systems of the acquired business with our information technology infrastructure, and in some cases, implement new information technology systems for the business. In addition, as the functionality of available information systems increases, we may need to implement significant upgrades or even replace some of our primary information technology systems across significant parts of our businesses and operations. The implementation of new information technology solutions could lead to interruptions of information flow internally and to our customers and suppliers while the implementation project is being completed. Any failure to integrate legacy systems of acquisitions or to implement new systems properly could negatively impact our operations and financial results.
We depend on our senior management team, and the unexpected loss of any member could adversely affect our operations.
Our success is dependent on the management and leadership skills of our senior executive and divisional management teams. The unexpected loss of any of these individuals, or our inability to attract and retain additional personnel could prevent us from successfully executing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed. We have not entered into employment agreements with any of our senior management personnel other than Frank G. Heard, our President and Chief Executive Officer.

We could incur substantial costs in order to comply with, or to address any violations of, environmental, health and safety laws.
Our operations and facilities are subject to a variety of federal, state, local, and foreign laws and regulations relating to the protection of the environment and human health and safety. Compliance with these laws and regulations sometimes involves substantial operating costs and capital expenditures, and any failure to maintain or achieve compliance with these laws and regulations or with the permits required for our operations could result in fines and civil or criminal sanctions, third-party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations, including claims arising from the businesses and facilities that we have sold. We sometimes use hazardous and regulated substances such as petroleum products, hydraulic fluids, and solvents in our operations and are responsible for the proper handling, storage and disposal of hazardous materials and wastes. For certain businesses we have divested, we have provided limited indemnifications for environmental contamination to the successor owners. We have also acquired and continue to acquire businesses and facilities to add to our operations. While we sometimes receive indemnification for pre-existing environmental contamination, the party providing the indemnification may not have sufficient resources to cover the cost of any required measures. Certain facilities of ours have been in operation for many years and we may be liable for remediation of any contamination at our current or former facilities; or at off-site locations where wastes have been sent for disposal, regardless of fault or whether we, our predecessors or others are responsible for such contamination. We have been responsible for remediation of contamination at some of our locations and, while such costs have not been material to date, the cost of remediation of any of these and newly-discovered contamination cannot be quantified, and we cannot assure you that it will not materially affect our profits or cash flows. Changes in environmental laws, regulations or enforcement policies, including without limitation new or more stringent regulations affecting disposal of hazardous substances and waste, greenhouse gas emissions or use of fossil fuels, could have a material adverse effect on our business, financial condition, or results of operations.
Labor disruptions at any of our major customers or at our own manufacturing facilities could adversely affect our results of operations and cash flow.
Many of our customers have unionized workforces and could experience labor disruptions such as work stoppages, slow-downs, and strikes. A labor disruption at one or more of our customers could interrupt production or sales by that customer and cause the customer to halt or limit orders for our products and services. Any such reduction in the demand for our products and services would adversely affect our net sales, results of operations, and cash flow.
In addition, approximately 12% of our own employees are represented by unions through various collective bargaining agreements. Three of our six CBAs expire and are expected to be renegotiated in 2016. It is likely that our unionized employees will seek an increase in wages and benefits at the expiration of these agreements, and we may be unable to negotiate new agreements without labor disruption or on terms favorable to us. In addition, labor organizing activities could occur at any of our facilities. If any labor disruption were to occur at our facilities, we could lose sales due to interruptions in production and could incur additional costs, which would adversely affect our net sales, results of operations, and cash flow.
Our operations are subject to seasonal fluctuations that may impact our cash flow.
Our net sales are generally lower in the first and fourth quarters primarily as a result of reduced activity in the building industry due to inclement weather. In addition, quarterly results may be affected by the timing of shipments of large customer orders. Therefore, our cash flow from operations may vary from quarter to quarter. If, as a result of any such fluctuation, our quarterly cash flows were significantly reduced, we may not be able to service our indebtedness or maintain covenant compliance.
Economic, political, and other risks associated with foreign operations could adversely affect our financial results.
Although the large majority of our business activity takes place in the United States, we derive a portion of our revenues and earnings from operations in other countries, and are subject to risks associated with doing business internationally. Our sales originating outside the United States represented approximately 11% of our consolidated net sales during the both the quarter ended March 31, 2016 and the year ended December 31, 2015. We have facilities in Canada, England, Germany, China and Japan. We believe that our business activities outside of the United States involve a higher degree of risk than our domestic activities. The risks of doing business in foreign countries include deterioration of foreign economic conditions, uncertainty over the stability of the Eurozone and China, the potential for adverse changes in the local political climates, in diplomatic relations between foreign countries and the United States or in governmental policies, laws or regulations, terrorist activity that may cause social disruption, logistical and communications challenges, costs of complying with a variety of differing laws and regulations, difficulty in staffing and managing geographically diverse operations, deterioration of foreign economic conditions, currency rate fluctuations, foreign exchange restrictions, differing local business practices and cultural considerations, restrictions on imports and exports or sources of supply, and changes in duties or taxes. Adverse changes in any of these risks could adversely affect our net sales, results of operations, and cash flows.

Future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our operations and financial results.
Terror attacks, war, or other civil disturbances, natural disasters and other catastrophic events could lead to economic instability, decreased capacity to product our products and decreased demand for our products. From time to time, terrorist attacks worldwide have caused instability in global financial markets. Also, our facilities could be subject to damage from fires, floods, earthquakes or other natural or man-made disasters.  Such interruptions could have an adverse effect on our operations, cash flows and financial results.
The nature of our business exposes us to product liability, product warranty and other claims, and other legal proceedings.
We are involved in product liability, product warranty and other claims relating to the products we manufacture and distribute. Although we currently maintain what we believe to be suitable and adequate insurance in excess of our self-insured amounts, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and our Company. We cannot assure you that any current or future claims will not adversely affect our reputation, financial condition, operating results, and cash flows.

If we are required to take additional non-cash impairment charges to earnings, such charges could be significant and have a material impact on our results of operations.
We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We also test goodwill in each of our reporting units and intangible assets with indefinite lives for impairment annually in the fourth quarter or sooner at interim dates if events or changes in circumstances indicate that the carrying value of the asset may exceed fair value. In recent years, we have recorded significant non-cash impairment charges for goodwill and other intangible assets as a result of reductions in the estimated fair values of certain businesses. Should the markets for our products deteriorate or should we decide to invest capital differently than as expected, or should other cash flow assumptions change, it is possible that we will be required to record additional non-cash impairment charges to our earnings in the future, which could be significant and have a material impact on our results of operations.

The expiration, elimination or reduction of solar rebates, credits and incentives may adversely impact our business.
A variety of federal, state and local government agencies provide incentives to promote electricity generation from renewable sources such as solar power. These incentives are in the form of rebates, tax credits and other financial incentives which help to motivate end users, distributors, system integrators and others to install solar powered generating systems. Any changes to reduce, shorten or eliminate the scope and availability of these incentive programs could materially impact the demand for our related products, our financial condition and results of operations.

We have not completed an assessment of the internal controls over financial reporting of Rough Brothers Manufactuing, Inc., RBI Solar Inc., and its affiliates, collectively, "RBI"and therefore, significant deficiencies or material weaknesses may exist.
Under current SEC guidelines, the period in which management may omit an assessment of an acquired business's internal control over financial reporting from its assessment of the registrant's internal control may not extend beyond one year from the date of acquisition, nor may such assessment be omitted from more than one annual management report on internal control over financial reporting.
Pursuant to this guidance, we have excluded RBI, which was acquired on June 9, 2015, from the scope of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. However, we will be required to include RBI in the scope of our assessment beginning in 2016. In connection with our 2016 assessment, “significant deficiencies” or “material weaknesses” in RBI’s internal control over financial reporting may be detected. To the extent that such deficiencies are identified, we may incur costs associated with our efforts to address these deficiencies that could negatively affect our financial condition and operating results. Furthermore, if we are unable to correct such deficiencies in a timely manner, our ability to record, process, summarize and report financial data may be adversely affected, which may result in a material misstatement in our financial statements. Such failure could materially and adversely impact our business and subject us to potential investigations, liability and penalties.

USE OF PROCEEDS
All proceeds from the sale of the common stock offered hereby will be for the accounts of the Selling Stockholders. We will not receive any of the proceeds from the sale from time to time of the common stock offered hereby. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by any Selling Stockholder will be borne by such Selling Stockholder.

SELLING STOCKHOLDERS
This reoffer prospectus relates to shares of common stock that are being registered for reoffer and resale by Selling Stockholders who have received or acquired, or may hereafter receive or acquire, the shares pursuant to the Plan. The Selling Stockholders may resell all, a portion, or none of the shares of common stock from time to time.
The following table sets forth (a) the name of each Selling Stockholder; (b) the number of shares of common stock beneficially owned by each Selling Stockholder as of May 6, 2016; (c) the maximum number of shares of common stock that each Selling Stockholder may offer for sale from time to time pursuant to this reoffer prospectus, whether or not the Selling Stockholder has any present intention to do so and whether or not such shares have previously been issued to the Selling Stockholders or may be issued in the future if at all; and (d) the number of shares of common stock and the percentage of common stock that would be beneficially owned by each Selling Stockholders assuming the sale of all shares offered hereby. All information with respect to beneficial ownership has been furnished by the Selling Stockholders. The inclusion in the table below of the individuals named therein shall not be deemed to be an admission that any such individuals are our “affiliates” as that term is defined under Rule 405 under the Securities Act.
Information concerning the identities of the Selling Stockholders, the number of shares that may be sold by each Selling Stockholder and information about the shares beneficially owned by the Selling Stockholders may from time to time be updated in supplements to this reoffer prospectus, which will be filed with the SEC in accordance with Rule 424(b) of the Securities Act if and when necessary. The names of persons selling shares under this reoffer prospectus and the amount of such shares are set forth below to the extent we presently have such information. However, other affiliate Selling Stockholders may elect to sell shares pursuant to this reoffer prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, we will supplement this reoffer prospectus with that information.

In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lesser of 1,000 shares or 1% of our common stock issuable under the Plan may resell restricted securities issued under the Plan up to that amount under this reoffer prospectus without being named therein. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus. Information on the shares offered pursuant to this reoffer prospectus, as listed below, does not necessarily indicate that the Selling Stockholder presently intends to sell any or all of the shares so listed. Because the Selling Stockholders may sell none, some or all of the shares owned by them which are included in this reoffer prospectus, no estimate can be given as to the number of shares available for resale hereby that will be held by the Selling Stockholders upon the termination of the offering made hereby. We have therefore assumed, for purposes of the following table, that the Selling Stockholders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own.
The address of each Selling Stockholder is c/o Gibraltar Industries, Inc., 3556 Lake Shore Rd., P.O. Box 2028, Buffalo, New York 14219.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING (1)		NUMBER OF SHARES BEING OFFERED (1)	SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING (2)
NAME	NUMBER	PERCENT		NUMBER	PERCENT
Frank G. Heard (3)	11,707	*	69,090	11,707	*
President and Chief Executive Officer
Kenneth W. Smith (4)	52,764	*	33,825	52,764	*
Senior Vice President and Chief Financial Officer
William P. Montague (5)	38,774	*	2,936	35,838	*
Chairman of the Board
Paul M. Murray (6)	13,667	*	6,058	13,667	*
Senior Vice President Administration
Timothy F. Murphy (7)	18,095	*	4,165	18,095	*
Vice President, Treasurer and Secretary
Jane L. Corwin (8)	6,039	*	2,936	3,103	*
Director
Craig A. Hindman (9)	3,465	*	3,465	—	*
Director
Vinod M. Khilnani (10)	3,465	*	3,465	—	*
Director
Sharon M. Brady (11)	1,322	*	1,322	—	*
Director
James B. Nish (12)	1,322	*	1,322	—	*
Director

*	Denotes less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors, which we cannot predict at this time.

(2)	Assumes all the shares offered hereby are sold to persons who are not affiliates of the Selling Stockholders and the Selling Stockholders sell no other shares they beneficially own.

(3)	Consists of 11,707 shares of common stock registered in the name of the reporting person.

(4)	Consists of 52,764 shares of common stock registered in the name of the reporting person.

(5)
Consists of 38,774 shares of common stock registered in the name of the reporting person, including 8,039 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.

(6)
Consists of (i) 11,906 shares of common stock registered in the name of the reporting person and (ii) 1,761 shares of common stock allocated to Mr. Murray’s self-directed account under our 401(k) Retirement Savings Plan.

(7)
Consists of (i) 9,095 shares of common stock registered in the name of the reporting person and (ii) 9,000 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan.

(8)
Consists of 6,039 shares of common stock registered in the name of the reporting person, including 6,039 restricted shares with respect to which Ms. Corwin exercises voting power but does not currently have dispositive power.

(9)
Consists of 3,465 shares of common stock registered in the name of the reporting person, including 3,465 restricted shares with respect to which Mr. Hindman exercises voting power but does not currently have dispositive power.

(10)
Consists of 3,465 shares of common stock registered in the name of the reporting person, including 3,465 restricted shares with respect to which Mr. Khilnani exercises voting power but does not currently have dispositive power.

(11)
Consists of 1,322 shares of common stock registered in the name of the reporting person, including 1,322 restricted shares with respect to which Ms. Brady exercises voting power but does not currently have dispositive power.

(12)
Consists of 1,322 shares of common stock registered in the name of the reporting person, including 1,322 restricted shares with respect to which Mr. Nish exercises voting power but does not currently have dispositive power.

PLAN OF DISTRIBUTION
The shares of common stock covered by this reoffer prospectus are being registered by Gibraltar for the account of the Selling Stockholders.
The shares of common stock offered may be sold from time to time directly by or on behalf of each Selling Stockholder in one or more transactions on the NASDAQ Stock Exchange Global Select Market® or any other stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.
In connection with their sales, a Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.
We are bearing all costs relating to the registration of the shares of common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the Selling Stockholders or other party selling such shares. Sales of the shares must be made by the Selling Stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act.
In addition to any shares sold hereunder, Selling Stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the Selling Stockholders will sell all or a portion of the common stock offered hereby.
The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.
We have notified the Selling Stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.
LEGAL MATTERS
Certain legal matters relating to the validity of the issuance of common stock in this offering are being passed upon for us by Lippes Mathias Wexler Friedman LLP, Buffalo, New York.

EXPERTS
The consolidated financial statements of Gibraltar Industries, Inc. appearing in Gibraltar Industries, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of Gibraltar Industries, Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our common stock is listed and traded on the NASDAQ Stock Exchange Global Select Market® under the trading symbol “ROCK.” Our SEC filings can be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. We also make available on our website, (www.gibraltar1.com), free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, our proxy statements on Schedule 14A, and Current Reports on Form 8-K, as soon as practical after we file these reports with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may obtain any of these documents at no cost, by writing or telephoning us at the following address:
Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York
14219-0228
(716) 826-6500
You should rely solely on the information included or incorporated by reference in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.
DOCUMENTS INCORPORATED BY REFERENCE
We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we disclose important information to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this reoffer prospectus, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this reoffer prospectus.
The following documents filed with the SEC are incorporated by reference in this reoffer prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 18, 2016;

•	our Proxy Statement on Schedule 14A filed with the SEC on April 5, 2016; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 6, 2016
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed except as so modified, superseded or replaced, to constitute a part of this registration statement.

The Company will provide without charge to each person to whom a copy of this registration statement is delivered upon the written or oral request by such person, a copy of any or all documents that have been incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or oral requests should be directed to: Attention: Timothy F. Murphy, Gibraltar Industries, Inc., 3556 Lake Shore Road, P.O. Box 2028, Buffalo, NY 14219-0228 at (716) 826-6500.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC under the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 18, 2016;

•	our Proxy Statement on Schedule 14A filed with the SEC on April 5, 2016; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 6, 2016
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed except as so modified, superseded or replaced, to constitute a part of this registration statement.
The Company will provide without charge to each person to whom a copy of this registration statement is delivered upon the written or oral request by such person, a copy of any or all documents that have been incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or oral requests should be directed to: Attention: Timothy F. Murphy, Gibraltar Industries, Inc., 3556 Lake Shore Road, P.O. Box 2028, Buffalo, NY 14219-0228 at (716) 826-6500.
Item 4. Description of Securities
Not Applicable
Item 5. Interests of Named Experts and Counsel
Certain legal matters relating to the validity of the issuance of common stock in this offering are being passed upon for us by Lippes Mathias Wexler Friedman LLP, Buffalo, New York.
Item 6. Indemnification of Directors and Officers
Set forth below is a description of certain provisions of the Certificate of Incorporation of the Company, the Bylaws of the Company and the General Corporation Law of the State of Delaware, such as, provisions relating to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the General Corporation Law of the State of Delaware.
The Company’s Certificate of Incorporation provides that the Company shall, to the full extent provided by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In an action by, or in the right of, the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, although the court in which the suit or action was brought or the Delaware Court of Chancery may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any reason or omission occurring prior to the date when such provision becomes effective.
Item 7. Exemption from Registration Claimed
Not Applicable
Item 8. Exhibits
The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

5.1	Opinion of Lippes Mathias Wexler Friedman LLP

10.1	Gibraltar Industries, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 12, 2015).

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Lippes Mathias Wexler Friedman LLP (included in Exhibit 5.1)
Item 9. Undertakings
The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers and sales are being made, a post-effective amendment to the registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not disclosed previously in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buffalo, State of New York, on May 13, 2016.
Date: May 13, 2016

Gibraltar Industries, Inc.

By:	/s/ Kenneth W. Smith
	Name:	Kenneth W. Smith
	Title:	Senior Vice President, and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Frank G. Heard	President and Chief Executive Officer
Frank G. Heard	(Principal Executive Officer)	May 13, 2016

/s/ Kenneth W. Smith	Senior Vice President and Chief Financial Officer
Kenneth W. Smith	(Principal Financial Officer and Principal Accounting Officer)	May 13, 2016

/s/ William P. Montague	Chairman of the Board
William P. Montague		May 13, 2016

/s/ Sharon M. Brady	Director
Sharon M. Brady		May 13, 2016

/s/ Jane L. Corwin	Director
Jane L. Corwin		May 13, 2016

/s/ Craig A. Hindman	Director
Craig A. Hindman		May 13, 2016

/s/ Vinod M. Khilnani	Director
Vinod M. Khilnani		May 13, 2016

/s/ James B. Nish	Director
James B. Nish		May 13, 2016

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Lippes Mathias Wexler Friedman LLP

10.1	Gibraltar Industries, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 12, 2015).

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Lippes Mathias Wexler Friedman LLP (included in Exhibit 5.1)